For the fiscal year ended 11/30/99
File number 811-07491




                        SUB-ITEM 77C
         Submission of Matters to a Vote of Security
                           Holders

     A Special Meeting of Shareholders of
Prudential Distressed Securities Fund, Inc. was
held on December 23, 1999.  At such meeting the
shareholders of the Fund approved a merger of all
of the assets and liabilities of the Fund to
Prudential High Yield Total Return Fund Inc.
          Votes For           Votes Against
Abstentions

          181,947.00               3,159.00
982.00













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